Exhibit 99
Latham Group, Inc. Reports Second Quarter 2026 Financial Results
•Second Quarter Net Sales Up 14.4% Driven By 10.3% Organic Growth
•Sand States Sales Increased at a Double-Digit Rate
•Gross Profit Increased 9.6%; Surge in Demand Impacted Gross Margin by 140
•Basis Points Due to Incremental Quarter-Specific Ramp-Up Costs
•Increasing Full-Year Guidance to 11.7% Net Sales Growth and 15.2% Adjusted EBITDA Growth at the Midpoints
Second Quarter 2026 Financial Highlights:
•Net sales of $197.5 million
•Net income of $12.8 million / net income per diluted share of $0.11
•Adjusted EBITDA of $44.6 million / 22.6% of net sales
Six Months 2026 Financial Highlights:
•Net sales of $314.8 million
•Net income of $4.2 million / net income per diluted share of $0.04
•Adjusted EBITDA of $56.8 million / 18.0% of net sales
LATHAM, N.Y. – August 4, 2026 – Latham Group, Inc. (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the second quarter 2026 ended June 27, 2026.
Commenting on the results, Sean Gadd, President and CEO, said, “Second quarter sales growth was driven by execution of our strategic priorities and supports our expectations of continued share gains across our product lines. Our in-ground pool sales increased 22.5%, or 13.6% organically, led by fiberglass pool sales, which are on track to account for approximately 80% of our full year in-ground pool sales in 2026. Cover sales were up 10% in the second quarter, led by growth in autocovers, indicating a steady increase in attachment rates on new pool installations.
“We continued to gain traction in the Sand States, a key growth market for Latham, where second quarter sales increased at a double-digit rate. As noted last quarter, we are moving ahead with several new initiatives to accelerate our growth in these geographies, which have the potential to drive a step-change in companywide sales. In the last several months, we have made considerable progress in building our commercial organization, identified multiple target micro-markets as part of a refined market development framework around segmentation by communities, and added sales resources in the field to facilitate the sales process in concert with our dealers.

“Second quarter gross profit increased, supported by higher volume and continued progress with lean manufacturing and value engineering initiatives. Demand for fiberglass pools accelerated faster than our typical seasonal ramp-up, resulting in approximately $2.8 million of incremental costs in the quarter, which represented a gross margin headwind of approximately 140 basis points. The majority of these costs are expected to be recovered in the second half of the year. Adjusted EBITDA increased 11.9% year-over-year, with adjusted EBITDA margin of 22.6%, reflecting the impact of lower gross margin and the timing of sales and marketing investments. We also completed a program to optimize certain operational and administrative functions, which is enabling us to redeploy resources to sales and marketing initiatives designed to accelerate growth."
Second Quarter 2026 Results Compared to the Prior-Year Period
Net sales increased 14.4% to $197.5 million. The increase in net sales was primarily the result of organic growth in each of our product lines, particularly the growth of our in-ground pool sales, sales growth in the Sand States, the acquisition of Freedom Pools, and the full year benefit of the 2025 price increase.
Second Quarter & Six Month 2026 Net Sales by Product Line
(in thousands)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
In-ground Swimming Pools	$96,314	$78,601	$156,045	$136,335
Covers	40,984	37,245	74,482	68,855
Liners	60,176	56,793	84,262	78,869
	$197,474	$172,639	$314,789	$284,059

Gross profit increased by 9.6% to $70.1 million. Gross margin was 35.5%, 160-basis points below year-ago levels. Gross profit and gross margin included quarter-specific ramp-up costs of approximately $2.8 million, or 140 basis points.
Selling, general, and administrative expenses (“SG&A”) increased by 17.8% to $37.6 million. The increase in SG&A was due to investments in our growth strategies, the timing of sales and marketing initiatives to accelerate the fiberglass conversion strategy in the Sand States, acquisition and integration related costs, which included $2.2 million of performance-based compensatory earn-out expenses related to our Coverstar Central acquisition in 2024, as well as our digital transformation efforts.
Net income was $12.8 million, or $0.11 per diluted share, compared to $16.0 million, or $0.13 per diluted share, in the prior year period. Net income margin was 6.5% compared to 9.3% and included an unfavorable change in net foreign currency transaction gains and losses associated with our international subsidiaries of $5.0 million.

Adjusted EBITDA increased by 11.9% to $44.6 million; adjusted EBITDA margin contracted by 50 basis points to 22.6%, due to lower gross margin and the timing of sales and marketing campaigns to accelerate market penetration in the Sand States.
Six Months 2026 Results Compared to the Prior-Year Period
Net sales increased 10.8% to $314.8 million, primarily due to organic growth of 7.5% with the acquisition of Freedom Pools contributing the remainder.
Gross profit increased by 10.7% to $107.2 million. Gross margin of 34.1% was in line with the prior year and included second-quarter-specific ramp-up costs that offset the benefits of lean manufacturing and value engineering initiatives.
Selling, general, and administrative expenses increased by 18.6% to $74.2 million. The increase in SG&A was primarily driven by increased sales and marketing investments to accelerate our fiberglass conversion strategy in the Sand States, acquisition and integration-related costs, which included $4.5 million of performance-based compensatory earn-out expenses related to our Coverstar Central acquisition in 2024, and costs related to our digital transformation program.
Net income was $4.2 million, or $0.04 per diluted share, compared to $10.0 million, or $0.08 per diluted share, in the prior year period. Net income margin was 1.3% compared to 3.5% and included an unfavorable change in net foreign currency transaction gains and losses associated with our international subsidiaries of $6.4 million.
Adjusted EBITDA increased by 11.3% to $56.8 million, and adjusted EBITDA margin remained flat at 18.0%.
Balance Sheet, Cash Flow, and Liquidity
Latham ended the second quarter of 2026 with cash of $43.5 million. Net cash provided by operating activities was $53.5 million in the second quarter. In the first half, net cash provided by operating activities was $5.8 million, representing seasonal trends in working capital requirements in line with the Company’s expectations.
Total debt was $279.8 million at the end of the second quarter, and the net debt leverage ratio was 2.2.
Capital expenditures totaled $5.6 million in the second quarter of 2026, compared to $6.8 million in the comparable quarter last year. First half capital expenditures were $28.1 million, inclusive of the purchase of the four key production sites. In last year’s first half, capital expenditures were $10.3 million. In addition, the Company completed the acquisition of Freedom Pools for a purchase price of $17.0 million in February 2026.
Summary and Outlook
“Our strong first-half results support our conviction that Latham has substantial growth opportunities, and that we are gaining share in a market that we expect to be flat versus the prior year. Based on our year-to-date performance and our current visibility into Q3, we are pleased to increase our full year guidance for sales and adjusted EBITDA growth. Our revised guidance for 2026, contained in the table below, anticipates net sales growth of 11.7% at the midpoint, of which 8.4% is expected to be organic growth, and adjusted EBITDA growth of 15.2% at the midpoint, while we continue to invest to grow our position in established markets and drive material conversion in the Sand States.
“As a leader in each of our product categories, Latham is well-positioned to continue to significantly outperform new U.S. pool starts, supported by the commitment to excellence that our people have consistently shown and the loyalty and trust of our dealers,” Mr. Gadd concluded.
FY 2026 Updated Guidance Ranges

	Updated	Original
Net Sales	$600-620 million	$580-610 million
Adjusted EBITDA[1]	$110-120 million	$105-120 million
Capital Expenditures	$40-45 million	$42-48 million

1)A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for 2026 is not available without unreasonable effort due to uncertainty related to our future income tax expense (benefit).

Conference Call Details
Latham will hold a conference call to discuss its second quarter 2026 financial results today, August 4, 2026, at 4:30 PM Eastern Time.
Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10209873/1043c6f57f1. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.
A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations.”
Those without internet access or unable to pre-register may dial in by calling:
PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435 PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764
An archived webcast will be available approximately two hours after the conclusion of the call, through August 4, 2027, on the Company’s investor relations website under “Events & Presentations.” A transcript of the event will also be available on the Company’s investor relations website approximately three business days after the call.
About Latham Group, Inc.
Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 1,900 employees on average across around 40 locations.
Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This earnings release includes the presentation of Adjusted EBITDA, Adjusted EBITDA margin, net debt and net debt leverage ratio, which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included under U.S. GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. In addition, our presentation of non-GAAP financial measures should not be construed to imply that our future results will be unaffected by any such adjustments. We have reconciled our historic non-GAAP financial measures to the applicable most comparable U.S. GAAP measures in this news release.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our incentive compensation plans, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax expense (benefit) (iv), (gain) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs and (x) other.
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We encourage evaluation of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, be mindful that in the future we may incur expenses that are the same as or similar to some of the adjustments in this earnings release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:
•do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;
•do not reflect changes in our working capital needs;
•do not reflect the interest expense, net, or the amounts necessary to service interest or principal payments, on our outstanding debt;
•do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;
•do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and
•do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.
Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.
Net Debt and Net Debt Leverage Ratio
Net Debt and Net Debt Leverage Ratio are non-GAAP financial measures used in monitoring and evaluating our overall liquidity, financial flexibility, and leverage. Other companies may calculate similarly titled non-GAAP measures differently, limiting their usefulness as comparative measures. We define Net Debt as total debt less cash and cash equivalents. We define the Net Debt Leverage Ratio as Net Debt divided by last twelve months (“LTM”) of Adjusted EBITDA. We believe this measure is an important indicator of our ability to service our long-term debt obligations. There are material limitations to using Net Debt Leverage Ratio as we may not always be able to use cash to repay debt on a dollar-for-dollar basis.
Forward-Looking Statements
Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, changes in U.S. trade priorities, policies, regulations and tariffs, the implementation of our cost reduction plans and expected benefits, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: inflationary impacts, including on consumer demand for our products; the impact of trade policies on our global supply chain, the import or export of goods and their related costs, as well as on consumer confidence; natural disasters, public health issues or other catastrophic events; adverse weather conditions impacting our sales, which can lead to significant variability of sales in reporting periods; interruption of our production capability at our manufacturing facilities from accident, fire, calamity and other causes; unfavorable economic conditions and related impact on consumer spending and demand for our products; our ability to keep pace with technological developments and standards, such as generative artificial intelligence; compliance with government regulations; declining home ownership affecting demand for our products; our ability to source raw materials and components for manufacturing our products; competitive risks; product quality issues, warranty claims or safety concerns such as those due to the failure of builders to follow our product installation instructions and specifications; our ability to attract, develop and retain highly qualified personnel; our ability to collect accounts receivables from our customers; our ability and the cost to obtain transportation services; the protection of our intellectual property and defense of third-party infringement claims; international business risks; realizing anticipated benefits from acquisitions; possible asset impairments; and our ability to secure financing and our substantial indebtedness; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file with the SEC. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time that may impair our business, financial condition, results of operations and cash flows.
Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Contact:
Lynn Morgen
Casey Kotary
ADVISIRY Partners
lathamir@advisiry.com
212-750-5800

Latham Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net sales	$197,474	$172,639	$314,789	$284,059
Cost of sales	127,396	108,676	207,554	187,215
Gross profit	70,078	63,963	107,235	96,844
Selling, general, and administrative expense	37,620	31,940	74,209	62,560
Amortization	7,366	7,299	14,535	14,491
Income from operations	25,092	24,724	18,491	19,793
Other expense:
Interest expense, net	5,930	7,149	10,686	13,520
Other expense (income), net	1,376	(3,047)	2,194	(3,355)
Total other expense, net	7,306	4,102	12,880	10,165
Earnings from equity method investment	1,081	488	1,916	1,441
Income before income taxes	18,867	21,110	7,527	11,069
Income tax expense	6,113	5,130	3,307	1,051
Net income	$12,754	$15,980	$4,220	$10,018
Net income per share attributable to common stockholders:
Basic	$0.11	$0.14	$0.04	$0.09
Diluted	$0.11	$0.13	$0.04	$0.08
Weighted-average common shares outstanding – basic and diluted
Basic	117,476,605	116,466,736	117,191,888	116,181,404
Diluted	119,541,000	119,389,997	119,732,620	119,624,905

Latham Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data) (unaudited)

	June 27,	December 31,
	2026	2025
Assets
Current assets:
Cash	$43,480	$71,043
Trade receivables, net	95,230	39,914
Inventories, net	79,610	74,926
Income tax receivable	9,283	12,178
Prepaid expenses and other current assets	13,024	20,943
Total current assets	240,627	219,004
Property and equipment, net	136,331	118,820
Equity method investment	28,397	26,482
Deferred tax assets	1,056	718
Operating lease right-of-use assets	30,332	30,723
Goodwill	161,519	155,189
Intangible assets, net	258,225	268,073
Other assets	3,885	4,214
Total assets	$860,372	$823,223
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$37,992	$19,283
Current maturities of long-term debt	3,250	3,250
Income tax payable	387	—
Current operating lease liabilities	6,892	7,630
Accrued expenses and other current liabilities	63,006	48,979
Total current liabilities	111,527	79,142
Long-term debt, net of discount, debt issuance costs, and current portion	276,563	276,591
Deferred income tax liabilities, net	34,270	34,269
Non-current operating lease liabilities	24,314	23,964
Other long-term liabilities	2,266	3,396
Total liabilities	$448,940	$417,362
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both June 27, 2026 and December 31, 2025; no shares issued and outstanding as of both June 27, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of June 27, 2026 and December 31, 2025; 117,535,232 and 116,766,927 shares issued and outstanding, as of June 27, 2026 and December 31, 2025, respectively	12	12
Additional paid-in capital	473,660	473,423
Accumulated deficit	(59,472)	(63,692)
Accumulated other comprehensive loss	(2,768)	(3,882)

Total stockholders’ equity	411,432	405,861
Total liabilities and stockholders’ equity	$860,372	$823,223

Latham Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Two Fiscal Quarters Ended
	June 27,	June 28,
	2026	2025
Cash flows from operating activities:
Net income	$4,220	$10,018
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	26,739	25,097
Gain on insurance proceeds received for capital
Unrealized foreign currency loss (gain)	2,227	(4,059)
Amortization of deferred financing costs and debt discount	860	860
Non-cash lease expense	3,815	3,569
Change in fair value of interest rate swap	(1,076)	601
Stock-based compensation expense	2,713	3,352
Bad debt expense	1,137	1,372
Other non-cash, net	(556)	674
Earnings from equity method investment	(1,916)	(1,441)
Changes in operating assets and liabilities:
Trade receivables	(56,080)	(57,447)
Inventories	(1,201)	(900)
Prepaid expenses and other current assets	(2,996)	(2,706)
Income tax receivable	2,895	(4,924)
Other assets	(484)	(151)
Accounts payable	17,833	13,069
Accrued expenses and other current liabilities	7,707	2,351
Other long-term liabilities	(54)	(240)
Net cash provided by (used in) operating activities	5,783	(10,905)
Cash flows from investing activities:
Purchases of property and equipment	(16,053)	(10,344)
Acquisition of business, net of cash acquired	(14,250)	(4,934)
Net cash used in investing activities	(30,303)	(15,278)
Cash flows from financing activities:
Payments on long-term debt borrowings	(813)	(813)
Proceeds from borrowings on revolving credit facility	35,000	25,000
Payments on revolving credit facilities	(35,000)	(25,000)
Repayments of finance lease obligations	(441)	(404)
Common stock withheld for taxes on restricted stock units	(2,476)	(2,363)
Net cash used in financing activities	(3,730)	(3,580)
Effect of exchange rate changes on cash	687	308
Net decrease in cash	(27,563)	(29,455)
Cash at beginning of period	71,043	56,398
Cash at end of period	$43,480	$26,943

Supplemental cash flow information:
Cash paid for interest	$11,387	$14,683
Income taxes paid, net	304	379
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$1,056	$400
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	10,400	1,272
Purchase of property and equipment through settlement of deposit	12,000	—

Latham Group, Inc.
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation
(Non-GAAP Reconciliation)
(in thousands)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net income	$12,754	$15,980	$4,220	$10,018
Depreciation and amortization	13,672	12,697	26,739	25,097
Interest expense, net	5,930	7,149	10,686	13,520
Income tax expense	6,113	5,130	3,307	1,051
Loss on sale and disposal of property and equipment	—	115	—	46
Restructuring charges(a)	—	145	—	160
Stock-based compensation expense(b)	1,609	1,381	2,713	3,352
Unrealized losses (gains) on foreign currency transactions(c)	1,231	(3,643)	2,227	(4,059)
Strategic initiative costs(d)	509	918	959	1,562
Acquisition and integration related costs(e)	2,798	16	5,925	283
Other(f)	—	(1)	—	(3)
Adjusted EBITDA	$44,616	$39,887	$56,776	$51,027
Net sales	$197,474	$172,639	$314,789	$284,059
Net income margin	6.5	9.3	1.3	3.5
Adjusted EBITDA margin	22.6	23.1	18.0	18.0

(a) Represents costs that include severance and other expenses for our executive management changes.
(b) Represents non-cash stock-based compensation expense.
(c) Represents unrealized foreign currency transaction (gains) losses associated with our international subsidiaries.
(d) Represents fees paid to external consultants and other expenses for our strategic initiatives.
(e) Represents acquisition and integration costs, as well as other costs related to potential transactions.
(f) Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters and (ii) other items.

Latham Group, Inc.
Net Debt Leverage Ratio
(Non-GAAP Reconciliation)
(in thousands)

June 27, 2026
Total Debt	$279,813

Less:
Cash	(43,480)
Net Debt	236,333

LTM Adjusted EBITDA(1)	105,580
Net Debt Leverage Ratio	2.24x

(1) LTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent 12-month period.